SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of Event Requiring Report: May 10, 2001

                                  DOMINIX, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                      000-29462                   39-1765590
(State of Incorporation)        (Commission File Number)         (IRS Employer
                                                               Identification #)



                     2777 Summer Avenue, Stamford, CT 26903
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                  203-602-1510
                    ----------------------------------------
              (Registrant's telephone number, including area code)

ITEM 1.          CHANGES IN CONTROL OF REGISTRANT

There is a possible legal action with respect to the former Chairman, CEO and consultant, Ray Vahab. There is also a possible legal action with respect to the former Director and President of the company Zhara Yamani. Both Mr. Vahab and Ms. Yamani were terminated for cause. The company is currently investigating possibility of litigation for improper activities as well as improper distribution of stock.

See Item 6, below.


ITEM 2.          ACQUISITION OR DISPOSITION OF ASSETS

         Not Applicable

ITEM 3.          BANKRUPTCY OR RECEIVERSHIP

         Not applicable.

ITEM 4.          CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Not applicable.


ITEM 5.          OTHER EVENTS

As of May 2001, the company has terminated its lease and vacated its former offices as well as its main location at 142 West 36th Street in New York City and consolidated its operations with its subsidiary, which is located at 2777 Summer St. Stamford CT 06903. The company through it's International Controllers
(ICON) subsidiary has a five (5) year lease on the current office space which started on October 1998. The office consists of approximately 4,100 square feet and the current monthly costs which include rental, utilities and property taxes amount to approximately $9,100 dollars.

ICON's headquarters accommodate corporate staff, engineering lab, and network operations center (NOC). The Company has switching facilities and call centers located in Stamford, Connecticut, New York City, Los Angeles, Manila (Philippines), Moscow and St. Petersburg (Russia), and Caracas (Venezuela).


ITEM 6.          RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

On January 10, 2001, and pursuant to an acquisition agreement of ICON, Dominix Chairman and CEO, Ray Vahab, resigned and was replaced by Mr. Abreu. Mr. Vahab also resigned his position as a director of the Company and was replaced by Mr. Abreu. Mr Vahab remained as consultant to the Company.

Due diligence by the current management as well results of the formal audit of the Corporation revealed improper business practices and improper distribution of stock. As a result, on April 2001, Enrique Abreu, the Company's Chairman, terminated Zhara Yamini as a Director and Officer of the Corporation for cause as well as terminated Ray Vahab's consulting contract for cause. As the sole remaining member of the Board of Directors, he appointed to the Board, Mr. Ric Cmiel and Maya Likar.

Currently the Board of Directors is comprised of the followiing:

            Name                      Age               Position
            -------------             ---               --------
            Enrique Abreu             42                CEO, Chairman
            Ric Cmiel                 43                Director
            Maya Likar                52                Director


Enrique J. Abreu: Chairman and Chief Executive Officer, President
         Abreu has over 15 years of advanced hardware and software development design experience. Mr. Abreu oversees the development of the circuit design, software design, and systems integration of ICON intelligent switches. Prior to founding ICON, Abreu was a key member in the development of the IPC Tradenet MX, the premier trading turret switch used on Wall Street's trading floors today. At ITT's Advanced Research Center, Abreu became a Lead Principal Engineer in the Parallel Processing Project that produced the single largest parallel microprocessor developed by ITT. He holds patents in several circuit designs. Education includes MSEE, University of Pennsylvania. BS (Magna Cum Laude) ME and EE, University of the Philippines.

Richard Cmiel: Director and Consultant
         Cmiel manages the development and positioning of eClubsworldwide on behalf of ICON/Dominix. Cmiel originates and negotiates strategic partnerships, marketing alliances, and business development opportunities. He has extensive experience in ethnic marketing and international business as well as sales management, inbound and outbound telemarketing, and consumer marketing programs. He is also responsible for corporate images and communications. Prior to joining ICON/Dominix, Cmiel has held executive management positions at Destia, a $600 million international communications company, and at the Comtel Computer Corporation. Education includes BA Communications, University of Hartford and Project Management at Hartford Graduate Center. Member MIT Technology Club, Yale University, and Connecticut Technology Council.

Maya Likar: Director
         Ms. Likar is presently the tax counsel at Banco de Roma and has been working for the Bank since 1993. Prior to her present position, Ms. Likar worked as the Vice President for Tax matters for National Australia Bank and with Peat Marwick KMPG. Ms. Likar is a member of the American Bar Association. She has a JD from Boston College, Master in Accounting from Northeastern University and a BA from Tufts University.

ITEM 7.          FINANCIAL STATEMENTS

         Not Applicable

ITEM 8.          CHANGE IN FISCAL YEAR

         Not Applicable



EXHIBITS

         Not Applicable



         SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

         By: /s/ Enrique Abreu
         ---------------------------------
         Enrique Abreu
         President

                  Date:    May 15, 2001